As filed with the Securities and Exchange Commission on August 5, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Qihoo 360 Technology Co. Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

Building No. 2

6 Jiuxianqiao Road, Chaoyang District

Beijing 100015, People’s Republic of China

Telephone number: +86-10-5878-1000

 (Address of principal executive offices and zip code)

Qihoo 360 Technology Co. Ltd. 2011 Share Incentive Plan

(Full title of the plans)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 10036-8401
(Name and address of agent for service)

800-927-9800

(Telephone number, including area code, of agent for service)

Copies to:

David T. Zhang

Fan Zhang

Kirkland &Ellis

26/F Gloucester Tower, The Landmark

15 Queen’s Road Central

Hong Kong

+852- 3761-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary shares, $0.01 par value per share (3)	13,151,463 shares	$61.03	$535,089,191	$72,987

(1)                      Represents an automatic increase to the number of shares available for issuance under the 2011 Share Incentive Plan (the “2011 Plan”) of Qihoo 360 Technology Co. Ltd. (the “Company”) effective January 1, 2012 and January 1, 2013. Shares available for issuance under the 2011 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2011 (Registration No. 333-174444). In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional ordinary shares which become issuable under the 2011 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)                      Calculated solely for the purpose of this offering under Rules 457(c) and (h) of the Securities Act based on the average of the high and low prices for the Company’s American Depositary Shares, or ADSs, as quoted on the New York Stock Exchange on July 29, 2013.

(3)                      These ordinary shares may be represented by the Company’s ADSs, every two ADSs representing three Class A ordinary shares.  The Company’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6/A (Registration No. 333-172867).

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Company is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register 13,151,463 additional Class A ordinary shares under the Company's 2011 Share Incentive Plan, pursuant to the provisions of this plan providing for automatic increases in the number of shares reserved for issuance under such plan. This Registration Statement hereby incorporates by reference the contents of the Registrant's registration statement on Form S-8 filed with the SEC on May 24, 2011 (Registration No. 333-174444).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on August 5, 2013.

Qihoo 360 Technology Co. Ltd.

By	:	/s/ Hongyi Zhou
Name	:	Hongyi Zhou
Title	:	Chairman and chief executive officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Hongyi Zhou and Alex Zuoli Xu, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

	Chairman and chief executive officer	August 5, 2013
/s/ Hongyi Zhou	(principal executive officer)
Name: Hongyi Zhou

	Co-Chief financial officer (principal	August 5, 2013
/s/ Alex Zuoli Xu	financial and accounting officer)
Name: Alex Zuoli Xu

Signature	Title	Date

/s/ Xiangdong Qi	Director	August 5, 2013
Name: Xiangdong Qi

/s/ Shu Cao	Director	August 5, 2013
Name: Shu Cao

/s/ Neil Nanpeng Shen	Director	August 5, 2013
Name: Neil Nanpeng Shen

/s/ Wenjiang Chen	Director	August 5, 2013
Name: Wenjiang Chen

/s/ Hong Chuan Thor	Director	August 5, 2013
Name: Hong Chuan Thor

/s/ Ming Huang	Director	August 5, 2013
Name: Ming Huang

/s/ Shujun Li	Director	August 5, 2013
Name: Shujun Li

/s/ William Mark Evans	Director	August 5, 2013
Name: William Mark Evans

Signature	Title	Date

/s/ Diana Arias
Name: Diana Arias Title: Law Debenture Corporate Services Inc.	Authorized U.S. Representative	August 5, 2013

QIHOO 360 TECHNOLOGY CO. LTD.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 3.2 to the Registration Statement of the Company on Form F-1, as amended (Registration No. 333-172816))

4.2	Deposit Agreement among the Company, the depositary and holder of the American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.3 to the Registration Statement of the Company on Form F-1, as amended (Registration No. 333-172816))

5.1*	Opinion of Maples and Calder, counsel to the Company, regarding the legality of the Ordinary Shares

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (included in opinion filed as Exhibit 5.1)

24.1*	Powers of attorney (included on signature pages)

99.1	2011 Share Incentive Plan (incorporated by reference to Exhibit 10.60 to the Registration Statement of the Company on Form F-1, as amended (Registration No. 333-172816))

*       Filed herewith.